As filed with the Securities and Exchange Commission on February 16, 2007
Registration No. 333 -

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA MEDICINE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	51-0539830
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

24A Jefferson Plaza, Princeton, NJ 08540
(Address of Principal Executive Offices)

2006 Long-Term Incentive Plan
(Full Title of Plan)

Asher S. Levitsky P.C.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
(212) 981-6767
Fax: (212) 930-9725
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Mr. Senshan Yang, Chief Executive Officer
China Medicine Corporation
24A Jefferson Plaza, Princeton, NJ 08540
(732) 438-8866
Fax: (732) 438-8867

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be registered	Proposed maximum offering price per unit[1]	Proposed maximum aggregate offering price[1]	Amount of registration fee
Common Stock, par value $.0001 per share	1,575,000 shares[2]	$1.478	$2,327,500	$249.60

[1]
Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457 under the Securities Act of 1933, as amended, based on the most recent price at which securities were sold. The fee is based on the exercise price of $1.25 per share with respect to outstanding options to purchase 1,370,000 shares of common stock, and $3.00 per share, being the last sale price of the common stock on the OTC Bulletin Board on February 15, 2007, with respect to options to purchase 205,000 shares which are available for grant under the plan.

[2]	Pursuant to Rule 416, there are also being registered such additional shares of common stock as may be required pursuant to the anti-dilution provisions of the plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, directors or other participants in the 2006 Long-Term Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, directors or other participants in the plan as specified by Rule 428(b)(1) under the Securities Act. These documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PROSPECTUS
1,110,000 Shares

CHINA MEDICINE CORPORATION

Common Stock

OTCBB Trading Symbol: CHME

The selling stockholders may offer and sell from time to time up to an aggregate of 1,110,000 shares of our common stock that may acquire from us pursuant to stock options granted pursuant to our 2006 long-term incentive plan. For information concerning the selling stockholders and the manner in which they may offer and sell shares of our common stock, see “Selling Stockholders” and “Plan of Distribution” in this prospectus.

No selling stockholder may sell, in any three month period, more than the number of shares which he or she could sell pursuant to Rule 144(e) of the SEC. Rule 144(e) limits sales in any three-month period to 1% of the outstanding shares of common stock. As of the date of this prospectus, there were 8,104,750 shares of common stock outstanding. Thus, none of the selling stockholders can sell more than 81,047 shares in any three-month period. If we issue additional shares, the number of shares which any selling stockholder may sell during any three month period will also increase.

We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock other than the exercise price of the outstanding options if and when the options are exercised. We will pay the cost of the preparation of this prospectus, which is estimated at $5,000.

Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See “Risk Factors,” which begins on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock.

The date of this Prospectus is February 16, 2007

RISK FACTORS

An investment in our securities involves a high degree of risk. In determining whether to purchase our securities, you should carefully consider all of the material risks described below, together with the other information contained in this prospectus before making a decision to purchase our securities. You should only purchase our securities if you can afford to suffer the loss of your entire investment.

Risks Associated with Companies Conducting Business in the PRC

Because the scope of our business license is limited, we may need government approval to expand our business.

We are a wholly-owned foreign enterprise, commonly known as a WOFE. The scope of our business is narrowly defined for all businesses in China and the WOFE can only conduct business within its approved business scope, which ultimately appears on the business license. Our license permits us to operate as a distributor of drugs. Any amendment to the scope of our business requires further application and government approval. Inevitably, there is a negotiation with the authorities to approve as broad a business scope as is permitted, and we cannot assure you that we will be able to obtain the necessary government approval for any change or expansion of our business.

If we are not be able to protect our intellectual property rights, our business may be impaired.

We have developed proprietary products, which are based on formulation and know-how developed by us, either by ourselves or pursuant to agreements with others. All of our products are manufactured by others. The protection of intellectual property in the PRC is weak, and we cannot give any assurance that we will be able to protect our intellectual property rights. The value of our proprietary products, and our ability to generate revenue from these products, would be severely impaired if we are not able to protect our rights in these products.

If the PRC enacts regulations which forbid or restrict foreign investment, our ability to grow may be severely impaired.

We intend to expand our business both by increasing our product range and making acquisitions of companies primarily in the pharmaceutical and related industries. In addition, we may seek to manufacture our own products. Many of the rules and regulations that we would face are not explicitly communicated, and we may be subject to rules that would affect our ability to grow, either internally or through acquisition of other Chinese or foreign companies. There are also substantial uncertainties regarding the proper interpretation of current laws and regulations of the PRC. New laws or regulations that forbid foreign investment could severely impair our businesses and prospects. Additionally, if the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business and other licenses;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our Internet related business.

Any deterioration of political relations between the United States and the PRC could impair our operations.

The relationship between the United States and the PRC is subject to sudden fluctuation and periodic tension. Changes in political conditions in the PRC and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or cause potential acquisition candidates or their goods and services to become less attractive. Such a change could lead to a decline in our profitability. Any weakening of relations between the United States and the PRC could have a material adverse effect on our operations.

Our operations and assets in the PRC are subject to significant political and economic uncertainties.

Although the government of the PRC has been pursuing economic reform policies, government policies are subject to rapid change and the government may adopt policies which have the effect of hindering private economic activity and greater economic decentralization. There is no assurance that the government of the PRC will not significantly alter its policies from time to time without notice in a manner with reduces or eliminates any benefits from its present policies of economic reform. In addition, a substantial portion of productive assets in the PRC remains government-owned. For instance, all lands are state owned and leased to business entities or individuals through governmental granting of State-owned Land Use Rights. The granting process is typically based on government policies at the time of granting, which could be lengthy and complex. This process may adversely affect our future expansion, especially if we seek to commence manufacturing operations. The government of the PRC also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies. Uncertainties may arise with changing of governmental policies and measures. In addition, changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition.

Price controls may affect both our revenues and net income.

The laws of the PRC provide for the government to fix and adjust prices. During 2006, some of our products became subject to price controls which affected our gross profit, gross margin and net income for the nine months ended September 30, 2006. It is possible that additional products may be subject to price control. To the extent that we are subject to price control, our revenue, gross profit, gross margin and net income will be affected since the revenue we derive from our sales will be limited and we may face no limitation on our costs. Further, if price controls affect both our revenue and our costs, our ability to be profitable and the extent of our profitability will be effectively subject to determination by the applicable regulatory authorities in the PRC.

Our operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to the market-oriented economies of OECD member countries.

The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it functions and produces according to governmental plans and pre-set targets or quotas and price controls. We cannot predict the future direction of these economic reforms or the effects these measures may have. The economy of the PRC also differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, an international group of member countries sharing a commitment to democratic government and market economy. For instance:

•	the level of state-owned enterprises in the PRC, as well as the level of governmental control over the allocation of resources is greater than in most of the countries belonging to the OECD;

•	the level of capital reinvestment is lower in the PRC than in other countries that are members of the OECD;

•	the government of the PRC has a greater involvement in general in the economy and the economic structure of industries within the PRC than other countries belonging to the OECD;

•	the government of the PRC imposes price controls on certain products and our products may become subject to additional price controls; and

•
the PRC has various impediments in place that make it difficult for foreign firms to obtain local currency, as opposed to other countries belonging to the OECD where exchange of currencies is generally free from restriction.

As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the economy of the PRC were similar to those of the OECD member countries.

Because our directors and some of our officers reside outside of the United States, it may be difficult for you to enforce your rights against them or enforce United States court judgments against them in the PRC.

Our directors and our senior executive officers, including our chief executive officer and chief financial officer, reside in the PRC and substantially all of our assets are located in the PRC. It may therefore be difficult for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under federal securities laws. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties of the federal securities laws.

We may have limited legal recourse under Chinese law if disputes arise under contracts with third parties.

  Almost all of our agreements with our employees and third parties, including our supplier and customers, are governed by the laws of the PRC. The legal system in the PRC is a civil law system based on written statutes. Unlike common law systems, such as we have in the United States, it is a system in which decided legal cases have little precedential value. The government of the PRC has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the PRC, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance or to seek an injunction under Chinese law are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

Because we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

Business insurance is not readily available in the PRC. To the extent that we suffer a loss of a type which would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment. Since our products are taken as medicine, any damages which we sustain could be material to our assets and earnings. If the nature or amount of any uninsured loss is significant, we may be unable to continue in business.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If the United States imposes trade sanctions on the PRC due to its current currency, export or other policies, our ability to succeed in the international markets may be diminished.

The PRC currently “pegs” its currency to a basket of currencies, including United States dollar. This means that each unit of Chinese currency has a set ratio for which it may be exchanged for United States currency, as opposed to having a floating value like other countries’ currencies. This policy is currently under review by policy makers in the United States. Trade groups in the United States have blamed the cheap value of the Chinese currency for causing job losses in American factories, giving exporters an unfair advantage and making its imports expensive. There is increasing pressure for the PRC to change its currency policies to provide for its currency to float freely on international markets. As a result, Congress is considering the enacting legislation which could result in the imposition of quotas and tariffs. If the PRC changes its existing currency policies or if the United States or other countries enact laws to penalize the PRC for its existing currency policies, our business may be adversely affected, even though we do not sell outside of the PRC. Further, we cannot predict what action the PRC may take in the event that the United States imposes tariffs, quotas or other sanctions on Chinese products. Even though we do not sell products into the United States market, it is possible that such action by the PRC may nonetheless affect our business since we are a United States company, although we cannot predict the nature or extent thereof.

Exchange controls that exist in the PRC may limit our ability to utilize our cash flow effectively.

We are subject to the PRC’s rules and regulations on currency conversion. Although, as a WOFE, we are permitted to convert Chinese currency, the Renminbi (People’s currency) into United States dollars for remittance to our United States parent, we cannot assure you that we will continue to have government approval to remit United States dollars to our United States parent. Any restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our stockholders or to fund operations we may have outside of the PRC. Conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in the PRC, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the regulatory authorities of the PRC will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions.

Fluctuations in the exchange rate could have a material adverse effect upon our business.

We conduct our business in the Renminbi. To the extent our future revenue are denominated in currencies other the United States dollars, we would be subject to increased risks relating to foreign currency exchange rate fluctuations which could have a material adverse affect on our financial condition and operating results since our operating results are reported in United States dollars and significant changes in the exchange rate could materially impact our reported earnings.

A downturn in the economy of the PRC may slow our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business especially if it results in either a decreased use of products such as ours or in pressure on us to lower our prices.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, such as bird flu, could adversely affect our business.

A renewed outbreak of SARS or another widespread public health problem, including bird flu, in China, where all of our revenues are derived, could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:

•	quarantines or closures of some of our offices which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the economy of the PRC.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our business and results of operations.

If certain tax exemptions within the PRC regarding withholding taxes are removed, we may be required to deduct corporate withholding taxes from any dividends we may pay in the future.

Under the PRC’s current tax laws, regulations and rulings, companies are exempt from paying withholding taxes with respect dividends paid to stockholders outside of the PRC. However, if the foregoing exemption is removed, we may be required to deduct certain amounts from any dividends we pay to our stockholders.

Risks Associated with our Business

Because we are dependent upon a small number of suppliers or customers, the loss of a major supplier or customer could impair our ability to operate profitably.

Our five largest suppliers accounted for 63% of our purchases in the nine months ended September 30, 2006 and 74% of our purchases in each of the years ended December 31, 2005 and 2004 and. Our five largest customers accounted for 52% of our revenue in the nine months ended September 30, 2006, 88% of our revenue for the year ended December 31, 2005 and 37% of our revenue for the year ended December 31, 2004. Our agreements with our suppliers and customers generally have a term of not more than one year. None of our supply agreements has any minimum purchase requirements on our part. Our contracts with our customers do not provide for minimum purchases, and our customers are not restricted from purchasing competitive products from others. As a result, the loss of any significant supplier or customer could materially impair our ability to operate profitably.

Because a significant portion of the accounts receivable are generated by a small number of customers, the failure of one of these customers could impair our financial condition.

Because a substantial portion of our sales are made to a small number of customers, our accounts receivable from a small number of customers may represent a large percentage of our accounts receivable and assets. Our largest account receivable at September 30, 2006 was $706,000, representing 5.5% of our total assets and 7.1% of our working capital, and our three largest accounts receivable were approximately $1.3 million, representing 9.8% of our total assets and 12.7% of our working capital. This concentration of accounts receivable represents a significant credit risk. The failure of any of these customers to pay their obligations to us in a timely manner could have a material adverse effect upon our financial condition.

Because of the long period that our receivables are outstanding and the payment requirements of our suppliers, we may require additional cash for our business, regardless of whether our sales increase.

The collection period for our accounts receivable typically range from three months to one year, and we are required to pay our suppliers in advance for a significant portion of the purchase price and we have to maintain deposits with some of our suppliers. Further, it generally takes our suppliers one to two months to deliver products pursuant to our purchase orders. As a result, our business is very cash intensive. We do not have an account receivable or inventory based credit facility. To the extent that we continue to experience a long collection period and our suppliers require advance payments, we may not have sufficient cash to enable us to carry our receivable and pay our suppliers. To the extent that we cannot satisfy our cash needs, whether from operations or from a financing source, our business would be impaired in that it may be difficult for us to obtain products which could, in turn, impair our ability to generate sales.

We may face liability claims from users of our products.

As the distributor of drugs and other medical products, we may be subject both to liability in the event that people who use our products suffer side effects for the use of our products and to any government requirement that we recall one or more of our products, either of which could result in expenses that could result of our inability to operate profitably.

We have significant financial commitment under a joint venture agreement with no assurance that a marketable product can or will be developed.

Pursuant to a July 2006 agreement, we have a funding obligation of approximately $2.2 million, of which $625,000 has been paid and the balance is payable over a two year period, pursuant to a research and development joint venture agreement. Pursuant to this agreement, we are committing significant funding to the project with no assurance that we will develop a marketable product or that even if it is marketable, that it will be profitable. We may enter into other research and development agreements in the future in which we undertake funding obligations with no assurance that a profitable product will be developed.

The increased expenses resulting from our status as a public company may impair our ability to operate profitably.

As a result of the reverse acquisition, our ongoing expenses have increased significantly, including expenses in compensation to our officers, additional expenses relating to the anticipated hiring of a chief financial officer who is familiar with United States GAAP, ongoing public company expenses, including increased legal and accounting expenses as a result of our status as a reporting company and the requirement that we register the shares of common stock covered by this prospectus, expenses incurred in complying with the internal controls requirements of the Sarbanes-Oxley Act, and obligations incurred in connection with the reverse acquisition. Our failure to generate sufficient revenue and gross profit could result in reduced profits of losses as a result of the additional expenses.

Because we are dependent on our management, the loss of key executive officers or a key consultant and the failure to hire additional qualified key personnel could harm our business.

Our business is largely dependent upon the continued efforts of our chief executive officer, Senshan Yang, and our executive vice president, Minhua Liu, both of whom are also directors. We do not have a long-term contract with any of our officers except other than Ms. Liu. The loss of either of these officers could have a material adverse effect upon our ability to operate profitably.

We may not be able to continue to grow through acquisitions.

An important part of our growth strategy is to expand our business and to acquire other businesses. Such acquisitions may be made with cash or our securities or a combination of cash and securities. If our stock price is less than the exercise price of the outstanding warrants, it is not likely that that warrants will be exercised. To the extent that we require cash, we may have to borrow the funds or sell equity securities. The issuance of equity, if available, would result in dilution to our stockholders. We have no commitments from any financing source and we may not be able to raise any cash necessary to complete an acquisition. If we fail to make any acquisitions, our future growth may be limited. As of the date of this prospectus, we do not have any agreement or understanding, either formal or informal, as to any acquisition. Further, any acquisition may be subject to government regulations and approval in the PRC.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

If we make acquisitions, we could have difficulty integrating the acquired companies’ personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect that expansion may have on our core business. Acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	the difficulty of integrating acquired products, services or operations;

•	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

•	the difficulty of incorporating acquired rights or products into our existing business;

•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

•	the effect of any government regulations which relate to the business acquired;

•
potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether of not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Our operating results in future periods may vary from quarter to quarter, and, as a result, we may fail to meet the expectations of our investors and analysts, which may cause our stock price to fluctuate or decline.

Our revenue and operating results have fluctuated from quarter to quarter significantly in the past. We expect that fluctuations in both revenue and net income will continue due to a variety of factors, many of which are outside of our control, and include factors which are described in these Risk Factors, including the needs of our customers, competitive products offered by others, consumer preferences for medical products and the extent of our research and development activities. Due to the risks discussed in this prospectus, you should not rely on period-to-period comparisons of our results of operations as an indication of future performance.

Certain of our stockholders control a significant amount of our common stock.

Approximately 80.6% of our outstanding common stock is owned by the former owners of Konzern. Senshan Yang, our chief executive officer and a director, owns 40.3% of our stock, Minhua Liu, our executive vice president and a director, owns 32.2%, and Junhua Liu, the brother of Minhua Liu, owns 8.1%. They presently have the voting power to elect all of the directors and approve any transaction requiring stockholder approval and can take action by stockholder consent without a stockholders’ meeting.

Efforts to comply with recently enacted changes in securities laws and regulations will increase our costs and require additional management resources, and we still may fail to comply.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports on Form 10-KSB. In addition, the public accounting firm auditing the company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. These requirements are not presently applicable to us. If and when these regulations become applicable to us, and if we are unable to conclude that we have effective internal controls over financial reporting or if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. We have not yet begun a formal process to evaluate our internal controls over financial reporting. Given the status of our efforts, coupled with the fact that guidance from regulatory authorities in the area of internal controls continues to evolve, substantial uncertainty exists regarding our ability to comply by applicable deadlines.

The terms on which we may raise additional capital may result in significant dilution and may impair our stock price.

Because of both the limited nature of the public market for our common stock, the terms of our February 2006 private placement and the number of outstanding warrants and the exercise price and other terms on which we may issue common stock upon exercise of the warrants, it may be difficult for us to raise additional capital if required for our present business and for any planned expansion. We cannot assure you that we will be able to get additional financing on any terms, and, if we are able to raise funds, it may be necessary for us to sell our securities at a price which is at a significant discount from the market price and on other terms which may be disadvantageous to us. In connection with any such financing, we may be required to provide registration rights to the investors and pay damages to the investor in the event that the registration statement is not filed or declared effective by specified dates. The price and terms of any financing which would be available to us could result in both the issuance of a significant number of shares and significant downward pressure on our stock price and could result in an increase in the number of shares of common stock issuable upon conversion of our series A preferred stock. At present, each share of series A preferred stock is convertible into one share of common stock.

If we fail to achieve certain financial results, we will be required to issue more shares of common stock upon conversion of the series A preferred stock or exercise of the warrants.

Both the series A preferred stock and the warrants issued in the February 2006 private placement have anti-dilution provisions which increase the number of shares issuable upon conversion of the series A preferred stock and reduce the exercise price of the warrants if we issue common stock at a price which is less than the conversion price of the series A preferred stock or the exercise price of the warrants or if we fail to meet full-diluted net income per share targets set forth in the purchase agreement. The target for pre-tax income for 2006 is $.40 per share, representing an increase of $.103 per share more than the pre-tax income, computed as provided in the purchase agreement. If this adjustment is triggered, the investors in the February 2006 private placement will receive, on such exercise or conversion, a larger number of shares of common stock, which will increase their percentage interest in our stock. We cannot assure you that there will not be such an adjustment. The maximum adjustment would result in (i) the issuance of 3,120,000 additional shares of common stock upon conversion of the series A preferred stock, thereby increasing the total number of shares of common stock issuable upon such conversion from 3,120,000 shares to 6,240,000 shares, (ii) a reduction of the exercise price of the $1.75 warrant from $1.75 to $.875, and (iii) a reduction in the exercise price of the $2.50 warrant from $2.50 to $1.25.

We may be required to pay liquidated damages if we do not maintain a board consisting of a majority of independent directors and because of delays in the effectiveness of a registration statement for the investors in our February 2006 private placement.

The purchase agreement relating to the February 2006 private placement requires us to maintain a board of directors on which a majority of directors are independent directors and an audit committee composed solely of independent directors and the compensation committee with a majority of independent directors. Our failure to continue to meet these requirements could result in our payment of liquidated damages that could be payable in cash or by the issuance of additional shares of series A preferred stock, as the investors shall determine.

Our agreement with the investors in the February 2006 private placement required us to meet certain deadlines for filing a registration statement covering the shares of common stock issuable upon conversion of the series A preferred stock or exercise of the warrants issued in the private placement. As of the date of this prospectus we have reserved a $44,003 liability, representing an estimate of the value of the shares which we may be required to issue, however, as of the date of this prospectus, we have not issued any shares.

Risks Associated with Investing in our Common Stock

There is only a limited trading market for our common stock.

Although our common stock is registered pursuant to the Securities Exchange Act of 1934, there is only a limited market for our common stock and we cannot give any assurance that there will ever be a significant market for our common stock. There is a significant risk that our stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

•	variations in our quarterly operating results;

•	announcements that our revenue or income are below analysts’ expectations;

•	general economic slowdowns;

•	matters affecting the economy of the PRC and the relationship between the United States and the PRC;

•	changes in market valuations of both similar companies and companies whose business is primarily or exclusively in the PRC;

•	sales of large blocks of our common stock;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	fluctuations in stock market prices and volumes, which are particularly common among highly volatile securities of internationally-based companies.

•	concern by potential investors that the large number of shares of common stock which may be sold pursuant to this prospectus may have a downward effect upon the market price of the stock.

•	the effect of sales pursuant to this prospectus on the trading volume of our common stock.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our certificate of incorporation gives our board of directors the right to create new series of preferred stock. As a result, the board of directors has and in the future may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock and the certificate of designation relating to the series A restricts our ability to issue additional series of preferred stock, we may issue such shares in the future.

Shares may be issued pursuant to our stock plans which may affect the market price of our common stock.

We may issue stock upon the exercise of options or pursuant to stock grants covering a total of 1,575,000 shares of common stock pursuant to our 2006 long-term incentive plan, under which options to purchase 1,370,000 shares of common stock at $1.25 per share are outstanding. The exercise of these options and the sale of the underlying shares of common stock and the sale of stock issued pursuant to stock grants may have an adverse effect upon the price of our stock. If we issue all of the shares of common stock issuable pursuant to the plan, these shares will represent approximately 16.3% of the outstanding common stock, based on the presently outstanding shares of common stock.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market as a result of Sarbanes-Oxley require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted all of these measures. We also are not in compliance with requirements relating to the distribution of annual and interim reports, the holding of stockholders meetings and solicitation of proxies for such meeting and requirements for stockholder approval for certain corporate actions. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We may be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires increased control over financial reporting requirements, including annual management assessments of the effectiveness of such internal controls and a report by our independent certified public accounting firm addressing these assessments. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

Because of our cash requirements and restrictions in our preferred stock purchase agreement we may be unable to pay dividends.

We expect to retain any earnings to finance the growth of our business. Further, we are prohibited from paying dividends on our common stock while the series A preferred stock is outstanding.

Because we are subject to the “penny stock” rules, you may have difficulty in selling our common stock.

Our stock is subject to the SEC’s penny stock rules, which impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. The application of these rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any claim based upon the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

Fluctuations in our operating results and announcements and developments concerning our business affect our stock price.

The success of our business is based upon our ability to offer products to meet the perceived medical needs in China. To this end, we market a broad range of existing products and are engaged in the development of new products. Further, we may also establish our own manufacturing facilities. Our major customers are wholesale drug companies. Our operating results are subject to numerous factors, including purchasing policies and requirements of our customers, our research and development and product development activities, the effects of price controls on our revenues and costs, and any expenses and capital expenditure which we incur in manufacturing products. These factors, along with other factors described under “Risk Factors” may affect our operating results and may result in fluctuations in our quarterly results all of which could affect our stock price or could result in volatility in our stock price.

Our stock price may be affected by our failure to meet projections and estimates of earnings developed either by us or by independent securities analysts.

Although we do not make projections relating to our future operating results, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected.

The registration and potential sale by our stockholders of a significant number of shares could encourage short sales by third parties.

There may be significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares pursuant to this prospectus and pursuant to a prospectus relating to the sale by the investors in our February 2006 private placement of the shares of common stock issuable upon conversion of the series A preferred stock and exercise of the warrants issued in the February 2006 private placement, which could allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

Because the purchasers of our series A preferred stock have a right of first refusal for future offering of our stock, we may have difficulty in raising additional funds if required for our business.

The investors in our February 2006 private placement, have the right to participate in any future funding. These provisions may prevent us from raising additional funds.

If the holders of our warrants exercise cashless exercise rights, we may not receive proceeds from the exercise of the outstanding warrants if the underlying shares are not registered.

The holders of the warrants issued in the February 2006 private placement cashless exercise rights, which provide them with the ability to receive common stock with a value equal to the appreciation in the stock price over the exercise price of the warrants being exercised. This right is not exercisable during the first twelve months that the warrants are outstanding and thereafter if the underlying shares are subject to an effective registration statement. To the extent that the holders of the warrants have the right to make a cashless exercise of their warrants and they exercise this right, we will not receive proceeds from such exercise.

The issuance and sale of the common stock upon exercise of our outstanding warrants and conversion of our outstanding preferred stock result in a change of control.

If we issue all of the 10,609,476 shares issuable upon conversion of our series A preferred stock and exercise of the warrants issued in our February 2006 private placement, the 10,609,476 shares of common stock offered by the selling stockholders would constitute 53% of our then outstanding common stock, based on the presently outstanding common stock. The percentage would increase to the extent that we are required to issue any additional shares of common stock become upon conversion of the series A preferred stock pursuant to the anti-dilution and adjustment provisions. Any sale of all or a significant percentage of those shares to a person or group could result in a change of control.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to product demand, our ability to develop, obtain rights to or acquire new products and successfully market the products, market and customer acceptance, our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, particularly regulations and policies affecting the relationship between the United State and the PRC, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares. If, and to the extent that, options are exercised, we will receive the exercise price of the options.

SELLING STOCKHOLDERS

The following table and discussion sets forth:

•	the name of each selling stockholder,

•	the nature of any position, office or other material relationship, if any, which the selling stockholder has had with us or any of our affiliates within the last three years,

•	the number of shares of common stock beneficially owned by each selling stockholder as of December 31, 2006;

•	the number of shares of common stock offered for each selling stockholder’s account, and

•	the percentage owned by each selling stockholder after completion of the offering.

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering	Shares of Common Stock Offered by Selling Stockholder	Shares of Common Stock Owned After Offering	Percentage Owned After Offering
Meiyi Xia	720,000	570,000	150,000	1.8%
Lin Li	487,500	450,000	37,500	*
Robert Adler	30,000	30,000	-0-	-0-
Rachel Gong	30,000	30,000	-0-	-0-
Yanfang Chen	30,000	30,000	-0-	-0-

* Less than 1%

The shares offered by the selling stockholders represent shares of common stock issuable upon exercise of options granted pursuant to the 2006 long-term incentive plan, regardless of whether the options are currently exercisable.

Ms. Meiyi Xia has been vice president since March 22, 2006, having served as our president and from February 7, 2006 until March 21, 2006, and a director from February 7 through February 10, 2006. We granted Ms. Xia options to purchase 570,000 shares of common stock at $1.25 per share pursuant to the plan. In February 2006, we also issued 150,000 shares of common stock to Ms. Xia for services rendered.

Ms. Lin Li has been vice president and secretary since February 8, 2006. We granted Ms. Li options to purchase 450,000 shares of common stock at $1.25 per share pursuant to the plan. In February 2006, we also issued 37,500 shares of common stock to Ms. Li for services rendered.

Mr. Robert Adler, Ms. Rachel Gong and Dr. Yanfang Chen were elected as directors on May 9, 2006. The plan provides that each independent director receives an option to purchase 30,000 shares of common stock on the date of his or her initial election. Pursuant to this provision, each of these directors received an automatic grant of an option to purchase 30,000 shares of common stock at $1.25 per share on May 9, 2006.

PLAN OF DISTRIBUTION

The options held by the selling stockholders may only be exercised by them or, in the event of their death or legal incompetence, by their legal representative. The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock issued upon exercise of the options on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus.

•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method of sale permitted pursuant to applicable: law.

Broker-dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrant owned by them and, if the selling stockholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

No selling stockholder may sell, in any three month period, more than the number of shares which he or she could sell pursuant to Rule 144(e) of the SEC. Rule 144(e) limits sales in any three-month period to 1% of the outstanding shares of common stock. As of the date of this prospectus, there were 8,104,750 shares of common stock outstanding. Thus, none of the selling stockholders can sell more than 81,047 shares of common stock in any three-month period. If we issue additional shares, the number of shares which any selling stockholder may sell during any three month period will also increase.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. To the extent that the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling stockholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus.

MARKET FOR COMMON STOCK

Our common stock has been quoted on the OTC Bulletin Board under the symbol CHME since December 14, 2006. During the period from December 14, 2006 until February 2, 2007, the high bid price was $3.66 and the low bid price was $2.75, as quoted by the Bloomberg. Such quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

On February 5, 2007, the closing bid price of our common stock was $3.30 per share.

As of January 31, 2007, we had approximately 53 record holders of our common stock.

We have not paid dividends on our common stock, and the terms of certificate of designation relating to the creation of the series A preferred stock prohibit us from paying dividends. We plan to retain future earnings, if any, for use in our business. We do not anticipate paying dividends on our common stock in the foreseeable future.

AVAILABLE INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission’s EDGAR system. You may inspect these documents and copy information from them at the Commission’s public reference room at 100 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission’s public reference facilities or its website.

We furnish our stockholders with annual reports containing audited financial statements and with such other periodic reports as we from time to time deems appropriate or as may be required by law. We use the calendar year as our fiscal year.

You should rely only on the information contained in this prospectus and the information that we have referred you to. We have not authorized any person to provide you with any information that is different.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the following documents with the Commission. We are incorporating these documents in this prospectus, and they are a part of this prospectus.

(1) Our annual report on Form 10-KSB for the year ended December 31, 2005;

(2) Our quarterly report on Form 10-QSB for the quarter ended September 30, 2006;

(3) Our information statement dated April 26, 2004;

(4) All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2005; and

(5) The description of the Company’s common stock contained in the Company’s Registration Statement on Form 10-SB/A, which was filed with the Commission on July 14, 2005.

We are also incorporating by reference in this prospectus all documents which we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act after the date of this prospectus. Such documents are incorporated by reference in this prospectus and are a part this prospectus from the date we file the documents with the Commission.

If we file any document with the Commission that contains information which is different from the information contained in this prospectus, you may rely only on the most recent information which we have filed with the Commission.

We will provide a copy of the documents referred to above without charge if you request the information from us. However, we may charge you for the cost of providing any exhibits to any of these documents unless we specifically incorporate the exhibits in this prospectus. You should contact Ms. Lin Li, Vice President and Secretary, China Medicine Corporation, 24A Jefferson Plaza, Princeton, NJ 8540, telephone (732) 438-8866, if you wish to receive any of such material.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon by our counsel, Sichenzia Ross Friedman Ference, LLP. Asher S. Levitsky, who, through Asher S. Levitsky P.C., is of counsel to Sichenzia Ross Friedman Ference, LLP, holds options to purchase 40,000 shares of our common stock.

EXPERTS

The financial statements of China Medicine Corporation at December 31, 2005 and for the two years in the period then ended, incorporated by reference in this prospectus, to the extent and for the periods indicated in its report, have been audited by Moore Stephens Wurth Frazer and Torbet, LLP, independent registered public accountants, and are included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report.

SEC POLICY ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, offices or controlling persons, pursuant to the statutory provisions or provisions in our certificate of incorporation or by-laws, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART II

INFORMATION REQUESTED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Relevance.

The following documents have been filed by China Medicine Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(1)   The Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005;
(2)   All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2005; and
(3)   The description of the Company’s common stock contained in the Company’s Registration Statement on Form 10-SB/A, which was filed with the Commission on July 14, 2005.

All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15 of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities hereby have been sold or which deregisters securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

The exhibit index appears on page II-2 of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Asher S. Levitsky, who, through Asher S. Levitsky PC, is of counsel to Sichenzia Ross Friedman Ference LLP, holds an option to purchase 40,000 shares of common stock pursuant to the 2006 Long-Term Incentive Plan.

Item 6. Indemnification of Officers and Directors.

The Company’s certificate of incorporation provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and provides for indemnification to the extent permitted by Delaware law.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

N.A.

Item 8. Exhibits

4.1   2006 Long-Term Incentive Plan1
5.1   Opinion of Sichenzia Ross Friedman Ference LLP
23.1 Consent of Moore Stephens Wurth Frazer and Torbet, LLP
23.2 Consent of Sichenzia Ross Friedman Ference LLP (contained in Exhibit 5.1 hereto).
24.1 Power of Attorney (included on the signature page).

[1]	Filed as an exhibit to the Company’s current report on Form 8-K which was filed with the Commission on February 14, 2006, and incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

1.
To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

2.
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the in the City of Guangzhou in the People’s Republic of China on this 16th day of February, 2007.

CHINA MEDICINE CORPORATION

By:	/s/ Senshen Yang
Senshen Yang, CEO

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Senshen Yang as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

Signature	Title	Date

s/ Senshen Yang	Chief Executive Officer and Director (Principal Executive Officer)	February 16, 2007
Senshen Yang.

s/ Huizhen Yu	Chief Financial Officer (Principal Financial and Accounting Officer)	February 16, 2007
Huizhen Yu

s/ Minhua Liu	Director	February 16, 2007
Minhua Liu

	Director	February 16, 2007
Robert Adler

	Director	February 16, 2007
Rachel Gong

s/ Yanfang Chen	Director	February 16, 2007
Yanfang Chen